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                                                                   EXHIBIT 99(a)




FOR IMMEDIATE RELEASE

MEDIA CONTACT:
Matt Bell
Verio Inc.
303-645-1961
mbell@verio.net


VERIO NAMES TOM MARINKOVICH TO BOARD OF DIRECTORS

ENGLEWOOD, COLO., MAY 1, 2000 - Verio Inc. (Nasdaq: VRIO), the world's largest web hosting company and a leading provider of comprehensive e-business solutions, today announced the appointment of Tom Marinkovich to the company's Board of Directors. Mr. Marinkovich assumes his seat on the Board effective immediately, and will serve as chairman of the audit committee.

A successful venture capitalist, Mr. Marinkovich has also served as chief financial officer (1980) and president and chief operating officer (1981-1988) of Daniels & Associates, which was the oldest and largest telecommunications brokerage, consulting and service firm in the United States. As president and COO, he was responsible for the daily administration and management of all Daniels divisions including brokerage, investment banking, cable system operations and paging communications.

Prior to his tenure at Daniels & Associates, Mr. Marinkovich was a partner at Price Waterhouse, where he was in charge of the Denver tax practice since 1978. He joined Price Waterhouse in 1962 after earning a Bachelor of Science degree in accounting from Seattle University. Mr. Marinkovich currently sits on the Board of Centennial Holdings, LLC of Denver, Colorado, the managing partner of the Centennial Funds.

"With nearly 40 years of experience in mergers and acquisitions, operations, accounting and finance, Tom will make an outstanding addition to the Verio Board," said Justin L. Jaschke, chief executive officer of Verio. "His tremendous knowledge and guidance will be crucial as Verio continues to broaden its leadership position in web hosting and e-commerce solutions, expanding aggressively into hosted application services."

With more than 400,000 hosted web sites, Verio is the largest web hosting company in the world. Verio's expansive distribution channels, which include more than 5,000 resellers serving customers in over 170 countries, have quickly propelled the company into its global leadership position. At the core of Verio's successful distribution strategy are its "Powered by Verio" and private-label channel programs, which now account for more than 50,000 web sites. Under the "Powered by Verio" program, industry-leading partners market Verio's web hosting, e-commerce and other e-business services on a co-branded basis.

"I am excited about the opportunity to join the Board of the leading provider of e-business services to the middle market," said Marinkovich. "I see Verio as particularly well-positioned in the application service provider market and thus was attracted to the position because of the unique vantage point I would have in this critical emerging industry."

ABOUT VERIO INC.

Verio Inc. is the world's largest web hosting company and a leading provider of comprehensive e-business solutions, with an emphasis on serving the small and mid-sized business market. The company offers customers a broad range of Internet solutions, including high-speed access, Web hosting, e-commerce, virtual private networks and other enhanced services. Verio supports its operations with highly reliable and scalable national infrastructure and systems including a Tier One national network. Verio delivers locally based sales and engineering support in markets across the U.S. under the Verio brand name and provides Web-hosting services to customers in more than 170 countries.

For more information on Verio, visit the company's Web site at www.verio.com or call 1-888-GET-VERIO. Corporate headquarters are located at 8005 S. Chester St., Suite 200, Englewood, Colorado 80112, (303) 645-1900.

Except for the historical information contained herein, certain matters set forth in this press release concerning Verio are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including but not limited to fluctuations in operating results, additional capital requirements, competition, integration of acquisitions, and implementation of network infrastructure. Readers are also encouraged to refer to Verio's reports from time to time filed with the Securities and Exchange Commission, including the company's current Annual Report on Form 10-K/A-1 filed on March 27, 2000, for a further discussion of Verio's business and risk factors that may affect operating and financial results.

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